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                                                                   Exhibit 5

                  [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]


                                       April 8, 1998


Stimsonite Corporation
7542 North Natchez Avenue
Niles, Illinois 60714

     Re: Nonqualified Stock Option Agreement dated as of February 12, 1998 between Donald H. Haider and Stimsonite Corporation
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Ladies and Gentlemen:

     We have acted as counsel for Stimsonite Corporation, a Delaware corporation (the "Company"), in connection with the Nonqualified Stock Option Agreement dated as of February 12, 1998 between Donald H. Haider and the Company (the "Agreement"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), that may be issued and sold pursuant to the Agreement are duly authorized and, when issued and sold in accordance with the Agreement, will be validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares of Common Stock to be issued and sold pursuant to the Agreement under the Securities Act of 1933.

                                       Very truly yours,



                                       /s/ JONES, DAY, REAVIS & POGUE